Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Thomson Reuters Corporation for the period presented. For purposes of reporting with the U.S. Securities and Exchange Commission (SEC), Thomson Reuters PLC is a successor issuer to Reuters Group PLC (Reuters).

Thomson Reuters has two parent companies — Thomson Reuters Corporation and Thomson Reuters PLC — and their respective subsidiaries operate as a unified group under a dual listed company structure. Accordingly, standalone Thomson Reuters PLC information, which excludes the results of Thomson Reuters Corporation, is not indicative of the financial position, results of operations or cash flows of Thomson Reuters as a whole and does not provide meaningful information for investors. Thomson Reuters primary financial statements are the consolidated financial statements of Thomson Reuters Corporation, which account for Thomson Reuters PLC as a subsidiary.

Accordingly, the computation below is based on Thomson Reuters Corporation’s consolidated financial statements as at and for the nine-month period ended September 30, 2008, which include the results of Reuters from April 17, 2008, which is the date that Reuters was acquired by The Thomson Corporation (renamed Thomson Reuters Corporation as of that date).

We have not made any pro forma adjustments to reflect Reuters results from the beginning of the period presented as Thomson Reuters Corporation was not required to prepare consolidated pro forma financial statements as at and for the nine months ended September 30, 2008. We computed the ratio of earnings to fixed charges by dividing the amount of total earnings by the amount of total fixed charges.

(U.S. dollars in millions, except for ratio)	Nine months ended September 30, 2008

Earnings:
Earnings from continuing operations (1)	764
Add back:
Income taxes	164
Tradeweb ownership interests, net of tax	9
Earnings from continuing operations before income taxes and minority interests	937
Add:
Fixed charges	354
Dividends from equity affiliates	1
Less:
Preference shares dividend requirement	(5)
Equity in earnings of unconsolidated affiliates included above	(3)
Tradeweb ownership interests before income taxes included above	(15)
Earnings, as adjusted	1,269
Fixed Charges:
Interest expense	281
Estimated interest component of rental expense	68
Preference shares dividend requirement	5
Fixed charges, total	354
Ratio of earnings to fixed charges	3.58	x
____________

(1)	Amount as reported in Thomson Reuters Corporation unaudited consolidated statement of earnings for the nine-month period ended September 30, 2008.

The following table sets forth the ratio of earnings to fixed charges for Reuters for the periods presented. The information below was derived from audited financial statements previously filed by Reuters with the SEC. We computed the ratios of earnings to fixed charges by dividing the amount of total earnings by the amount of total fixed charges.

	Year Ended December 31,
(in millions of British pounds sterling, except for ratios)	2007 IFRS		2006 IFRS		2005 IFRS		2004 IFRS		2003 UK GAAP
Earnings
Earnings from continuing operations before income taxes	£281		£320		£237		£389		£94
Fixed charges	70		57		59		68		99
Total	£351		£377		£296		£457		£193
Fixed Charges
Interest expense	£46		£32		£28		£27		£47
Estimated interest component of rental expense	24		25		31		41		52
Total	£70		£57		£59		£68		£99
Ratio of Earnings to Fixed Charges	5.01	x	6.61	x	5.02	x	6.72	x	1.95	x

The ratios above for 2005, 2006 and 2007 reflect Reuters adoption of IAS 39 in 2005.

The following table sets forth the ratio of earnings to fixed charges for Reuters Group PLC for the applicable periods under US GAAP.

	Year Ended December 31,
(in millions of British pounds sterling, except for ratios)	2006 US GAAP		2005 US GAAP		2004 US GAAP		2003 US GAAP
Earnings
Earnings (loss) from continuing operations before income taxes	£350		£162		£519		£(14)
Fixed charges	57		59		68		99
Total	£407		£221		£587		£85
Fixed Charges
Interest expense	£32		£28		£27		£47
Estimated interest component of rental expense	25		31		41		52
Total	£57		£59		£68		£99
Ratio of Earnings to Fixed Charges	7.14	x	3.75	x	8.63	x	N/A

For 2003, earnings were insufficient to cover fixed charges. Additional earnings from continuing operations before income taxes of £14 million would have been required to attain a ratio of earnings to fixed charges of 1.00.